EXHIBIT 99.1

SCHOOL SPECIALTY, INC.

SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS

FISCAL YEARS ENDED APRIL 27, 2013, APRIL 28, 2012 AND APRIL 30, 2011

Description	Date	Balance at Beginning of Period	Charged to Costs and Expenses	Charged to Other Accounts	Deductions	Balance at End of Period	Date
Allowance for doubtful accounts	April 24, 2010	2,104,000	329,000	—	(482,000)	1,951,000	April 30, 2011
April 30, 2011		1,951,000	1,352,000	—	(1,231,000)	2,072,000	April 28, 2012
April 28, 2012		2,072,000	1,209,000	—	(2,355,000)	926,000	April 27, 2013

Restructuring reserve	April 24, 2010	1,526,000	1,985,000	—	(3,150,000)	361,000	April 30, 2011
April 30, 2011		361,000	2,313,000	—	(1,551,000)	1,123,000	April 28, 2012
April 28, 2012		1,123,000	1,561,000	—	(1,968,000)	716,000	April 27, 2013